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Exhibit (i)

February 25, 2021

Board of Trustees of Procure ETF Trust II
16 Firebush Road
Levittown, PA 19056

Re:	Procure ETF Trust II (Registration Nos. 333-222463 and 811-23323) with respect to the Procure Space ETF (the “Fund”)

Ladies and Gentlemen:
We have acted as counsel for the Procure ETF Trust II, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing on February 25, 2021 with the Securities and Exchange Commission (the “Commission”) of its Post-Effective Amendments No. 4 under the Securities Act of 1933 (the “1933 Act”) (No. 333-222463) and its Amendment No. 9 under the Investment Company Act of 1940 (No. 811-23323), respectively, to its Registration Statement on Form N-1A (as amended, the “Registration Statement”) relating to the issuance and sale by the Trust of an unlimited number of authorized shares of the Fund (the “Shares”).
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Trust's Declaration of Trust, as amended to date, (c) the Trust's By-laws, as amended to date, (d) resolutions of the Board of Trustees of the Trust related to the Shares and the Fund; and (e) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.
In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.
Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when Post-Effective Amendment No. 4 and Amendment No. 9 become effective pursuant to the rules and regulations of the Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.
This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is limited to the Delaware Statutory Trust Act, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement under the caption “Legal Counsel” in the prospectus that is a part thereof and under the caption “Legal Counsel” in the statement of additional information that is a part thereof and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Respectfully submitted, /s/ Chapman and Cutler LLP Chapman and Cutler LLP